Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 10, 2026, with respect to the consolidated financial statements of Caldera Therapeutics, Inc. and subsidiaries, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

September 10, 2026